ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-137902
Dated February 23, 2009

ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-137902
Dated February 23, 2009

POWERSHARES
xchange traded notes
1. spin wheel to access ETV, ticker and exposure

2. Flip wheel over to see commodities and access

NOT FDIC INSURED / NOT PRINICPAL PROTECTED / MAY LOSE VALUE / NO BANK GUARANTEE

Invesco
Powershares
ETN Name
ticker
2x 1x -1x -2x
Leverage
Commodity Exposure

An investor should consider the investment objectives, risks, charges and expenses of each PowerShares DB ETN ("ETN") carefully before investing.

The ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch and the amount due on the ETNs is entirely dependant on Deutsche Bank AG, London
Branch's ability to pay. The rating of Deutsche Bank AG, London Branch does not address, enhance or affect the performance of the ETNs other than the Deutsche
Bank AG, London Branch's ability to meet its obligations. The ETNS are riskier than ordinary unsecured debt securitis and have no principal protection.

The ETNs may be sold throughout the day on NYSE Arca through any brokerage account. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale redemption or maturity of the ETNs. An investment in ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement

Corn
Soybeans
Sugar
Heating Oil
Aluminum
Wheat
Gold
Crude Oil
Copper
Zinc

Base Metals
Agriculture
commodity
Gold
Crude Oil

To stay informed about the growing family of long, short and leveraged
PowerShares DB ETNs or to request a prospectus call

800.983.0903 / 877-369-4617 or visit

powersharesetns.com or dbfunds.db.com/notes

commodities key:

wheat corn soybeans sugar crude oil heating oil gold copper zinc aluminum access / ticker

commodities

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the Issuer and this offering. You may get these documents for free by visiting
www.powersharesetns.com or EDGAR on the SEC website at www.sec.gov.
Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer particpating in this offering

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Neither firm is affiliated with Deutsche Bank. An investor should consider the
ETNs' investment objective, risks, charges and expenses carefully before investing.

P-DB-ETN-WHEEL-1